Exhibit 10.1

THIRD AMENDMENT TO MANUFACTURING AGREEMENT

This Third Amendment to Manufacturing Agreement, dated as of January 1, 2009 (this “Amendment”), is made and entered into by and between Microtune (Texas), L.P., a Texas limited partnership, located at 2201 10th Street, Plano, Texas 75074 (“Microtune” or “Buyer”) and Ionics EMS, Inc. (“Ionics” or “Company”).

WHEREAS, Microtune and Ionics are parties to that certain Manufacturing Agreement, dated as of May 24, 2005 (the “Manufacturing Agreement”);

WHEREAS, Microtune and Ionics wish to enter into this Amendment to amend and modify certain provisions of the Manufacturing Agreement; and

WHEREAS, pursuant to Section 10.7 of the Manufacturing Agreement, no modification thereto shall be valid unless it is made in writing and signed by the parties thereto;

NOW, THEREFORE, in consideration of the foregoing, the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed as follows:

1. Definitions. Capitalized terms used herein without definition shall have the respective meanings ascribed to them in the Manufacturing Agreement.

2. General Provisions. This Amendment shall be subject to the terms and conditions of Article 10 of the Manufacturing Agreement.

3. Amendment to Section 3.9 of Manufacturing Agreement. Section 3.9 of the Manufacturing Agreement is hereby deleted in its entirety and replaced by the following:

3.9 Consigned Test Equipment. The Company will maintain at its expense all equipment consigned by the Buyer in good working condition and will keep all calibrations of equipment current and accurate in accordance with Buyer’s requirements. Such maintenance shall include any and all test jigs and other production fixtures consigned by Buyer. All calibration and maintenance records will be made available to Buyer upon request. Should Buyer determine in its sole discretion that Company has failed to adequately maintain such consigned equipment, Buyer may elect in its sole discretion to maintain and/or repair such consigned equipment. Company agrees to pay for all reasonable expenses incurred by Buyer to maintain and/or repair any consigned equipment.

3.9.1 For the period commencing January 1, 2009 and ending on December 31, 2009 (“CY2009”), Buyer agrees to reimburse Company for the cost of calibrating Buyer’s consigned equipment presently being used by the Company. This reimbursement obligation will only cover consigned equipment with regular calibration intervals falling inside of CY2009. The cost of calibration of consigned equipment that should have been calibrated prior to CY2008 in accordance with regular calibration intervals will be the sole responsibility of Company

3.9.2 Repair of defective consigned equipment will be the sole responsibility of Company. Any accompanying calibration of the repaired consigned equipment will be the responsibility of Company, unless such calibration coincides within +/- 3 months of a regular calibration interval within CY2009.

3.9.3 Buyer assumes no obligation to reimburse Company for costs of calibration of consigned equipment subsequent to December 31, 2009 and any such reimbursements must be separately agreed upon by the parties and documented in the form of an additional amendment to this Agreement.

3.9.4 For the calibration charges in reference to the Annual Calibration Calendar (Consigned Test Equipment, Annex A), the Company is to issue a Calibration Quotation to the Buyer for approval. Buyer also agrees to pay Company a 2.5% administration charge (i.e. 2.5% of the calibration charge) as part of the calibration quotation. Upon approval, Buyer is to issue a Purchase Order for such and Company shall issue an invoice reflected the approved amount in the quotation.

4. Amendments to Sections 4.6 and 4.7 of Manufacturing Agreement. Sections 4.6 and 4.7 of theManufacturing Agreement are hereby deleted in their entirety and replaced by the following:

4.6 Manufacturing Price. The prices to be paid by Buyer for the Products manufactured pursuant to this Agreement shall be according to the Manufacturing Pricing which is attached hereto as Exhibit C or the Manufacturing Pricing as has been mutually agreed upon by the parties through the issuance of Company price quotations and Buyer purchase orders. At the commencement of any new pricing period, all open purchase orders shall be updated to the new valid pricing.

4.6.1 Manufacturing Price Adjustments Due to Currency Fluctuations. Buyer and Company agree that the Manufacturing Pricing to be paid by Buyer for the Products manufactured pursuant to this Agreement shall be subject to adjustment for currency exchange rate fluctuations as further described below:

a. On the 14th day of the last month of each calendar quarter, Company and Buyer will compare the prior calendar quarter’s daily average Philippine Peso to U.S. Dollar currency exchange rate (“Current Exchange Rate”) to the previously agreed upon Exchange Rate (“Old Exchange Rate”) to determine whether an adjustment to the Manufacturing Pricing shall be made. This may be more than one quarter away from the present quarter, but is intended to be the present exchange rate used in the Module pricing formula.

b. If the Current Exchange Rate has changed more than +/- 3% based on the comparison with the Old Exchange Rate, then Company and Buyer agree to adjust the Manufacturing Pricing for the upcoming calendar quarter based on the percentage change of the Current Exchange Rate as compared to the Old Exchange Rate. Company agrees to send Buyer an updated price quotation reflecting the new Manufacturing Pricing within three (5) business days of the 14th .

c. The only inputs to the Manufacturing Pricing formula that will be subject to adjustment are the Labor Rate and Overhead factors. The Labor Rate will be adjusted based on the percentage change of the Current Exchange Rate as compared to the Old Exchange Rate. Any adjustments to the Manufacturing Pricing per the provisions above shall be made based on the percentage change to the Old Exchange Rate.

d. The Current Exchange Rate shall be defined by the following known resource: www.oanda.com and shall be determined by calculating the daily exchange rate average from the 14th day of the last month of the prior calendar quarter to the 14th day of the last month of the current calendar quarter.

e. Company and Buyer agree that in any applicable quarter, that the Manufacturing Pricing may be adjusted either upwards or downwards based on the increase or decrease in the currency value, as reflected in the Exchange Rate comparison described above.

f. Any adjustments to the Manufacturing Pricing will only be made on a quarterly basis in accordance with the procedures described above and will only impact Products that are shipped in the new quarter. All Products that are delinquent based on the original Company scheduled shipment date will not be impacted unless rescheduled by Buyer.

4.7 Payment Terms. Buyer shall pay the Company for the Products in accordance with the following terms and conditions:

4.7.1 Terms: Discount. For CY2009 (defined below), all payments owed to the Company by the Buyer for the Products shall be due net thirty (30) calendar days from the date Buyer confirms receipt of the Products in accordance with the past practices of the parties during the term of this Agreement. Neither Buyer nor Company shall have any liability for any amounts not properly invoiced within six (6) months of occurrence, unless the claiming party has duly notified in writing an authorized representative of the other party as to the disputed amount in question.

5. Addition of New Section 4.10 of Manufacturing Agreement. New Section 4.10 of the Manufacturing Agreement is hereby added as follows:

4.10. NRE Charges. For the period commencing January 1, 2009 and ending on December 31, 2009 (“CY2009”), Buyer is responsible for NRE charges associated with the initial introduction to production for a module. This will include:

a.	One (1) solder stencil per required solder application (assuming existing fixtures cannot be utilized)
b.	One (1) ICT fixture (assuming existing fixtures cannot be utilized)
c.	One (1) pin jig (assuming existing fixtures cannot be utilized)
d.	One (1) each of any unique test fixture (assuming existing fixtures cannot be utilized)
e.	Solder carriers in a quantity to be agreed upon with MT based on expected run-rate (assuming existing carriers cannot be utilized)
f.	One (1) each of special production tools required due to Microtune design

All replacement parts shall be the responsibility of Company. Any special jigs, tools, etc. required due to Companys’ process issues shall be the responsibility of Company. Company will charge a 2.5% administration charge (i.e. 2.5% of the calibration charge) to Buyer when purchasing above listed items.

6. Termination. Microtune may terminate this Amendment at any time in its sole discretion upon thirty (30) days advance notice to Ionics; provided, however, Microtune may terminate this Amendment immediately upon notice to Ionics if Microtune shall determine in its sole discretion that Ionics has committed a material breach of the Manufacturing Agreement. Any termination pursuant to the first sentence of this Section 6 shall terminate this Amendment only and shall result in restoration of the original terms of the Agreement to provide as it did immediately prior to the execution of this Amendment; it being understood and agreed that termination of the Manufacturing Agreement shall be governed by Article 2 thereof.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

IONICS:

IONICS EMS, INC.

By:	/s/ Ariel La Madrid
Name:	Ariel La Madrid
Title:	VP CSS
Date:	6-11-09

MICROTUNE:

MICROTUNE (TEXAS), L.P.

By:	Microtune (GP), L.L.C., its general partner

By:	/s/ Jeffrey A. Kupp
Name:	Jeffrey A. Kupp
Title:	Vice President
Date:	9-21-09